Exhibit 99.1

GrowGeneration Announces Appointment of Jeffrey Lasher as Chief Financial Officer

DENVER, March 24, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company") the nation's largest chain of specialty hydroponic and organic garden centers, today announced the appointment of Jeffrey Lasher, as Chief Financial Officer (CFO). Jeff's appointment follows the retirement of Monty Lamirato, who has served as the company's CFO since 2016. Mr. Lasher will begin his tenure as CFO on April 15, 2021.

A seasoned public company CFO at both West Marine and Crocs (NASDAQ: CROX), Jeff has a proven track record of scaling businesses, building teams, and collaborating across large organizations. Jeff was CFO at Crocs from 2009 to 2014, which grew from $700 million to $1.2 billion during this time. At West Marine, (formerly Nasdaq: WMAR), then a publicly traded $700 million specialty retailer of boating supplies, apparel, and accessories with 250 stores in 38 states, he became CFO in November of 2015 and then became interim CEO. He helped lead the Company's sale to Monomoy Capital, which was finalized in September 2017. Most recently, Jeff was the CFO at a private equity backed multi-unit services company, International Car Wash Group, Inc. now a division of Driven Brands, Inc. (Nasdaq: DRVN), with over 900 car washes in 14 countries. Since May of 2020, he has served as CFO of Coravin, Inc. Mr. Lasher is a graduate of the University of Alabama and received an MBA from Pennsylvania State University.

"As GrowGen continues to scale its business, with $1.0 billion in sales in our sights, Jeff brings to the Company the experience of a CFO who has managed several multiple billion-dollar companies," stated Mr. Lampert. "Further, Jeff is a skilled leader, with years of experience in multi-store and omni-channel operations, which overlays perfectly to the GrowGen business model."

"I am excited by the opportunity to join GrowGen's leadership team and lead its finance organization as it expands its business geographically and strategically," said Mr. Lasher. "When I saw GrowGen's unique value proposition in the hydroponics industry and the multipoint scale that they bring to an emerging industry that touches all of our lives I was excited to bring my experience to such an exceptional opportunity. In addition, GrowGen is a wonderful contributor to the Colorado business community and an exemplary corporate citizen that values its employees, customers, shareholders and community."

"The GrowGen family would like to thank Monty for his service, dedication and hard work during his tenure," said Darren Lampert, GrowGen's CEO. "Monty played an integral part to the growth of GrowGen, and the entire GrowGen team wishes him well in retirement."

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 52 stores, which include 8 locations in Colorado, 18 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine, 1 location in Florida and 1 location in Massachusetts. GrowGen also operates an online superstore for cultivators at growgeneration.com and a B2B portal at agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and in North America. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

Connect:
Website: www.GrowGeneration.com
Instagram: growgen
Facebook: GrowGenerationCorp
Twitter: @GrowGenCorp

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com